Exhibit 10.4

CHANGE IN CONTROL RETENTION PLAN
1. Introduction. The Emulex Corporation Change in Control Retention Plan (the “Plan”) was approved by the Board of Directors of Emulex Corporation, a Delaware corporation (“ELX”), on November 19, 2008 to be effective on November 20, 2008. The Plan shall be binding on ELX and its Affiliates (collectively, the “Company”). “Affiliates” shall have the meaning set forth in the Delaware General Corporations Law, Section 203(c). The purpose of the Plan is to provide severance benefits to certain employees in the event their employment is terminated by the Company involuntarily without Cause or is resigned by them for Good Reason, and to encourage them to continue as employees of the Company in the event of a Change in Control. Except as otherwise stated herein, the Plan supersedes any severance benefit plan, policy or practice previously maintained by the Company between any Eligible Employee and the Company. This Plan document also is the Summary Plan Description for the Plan.
2. Eligibility for Benefits.
(a) General Rules. Subject to the requirements set forth in this Section, the Company will grant severance benefits under the Plan to Eligible Employees.
(i) “Eligible Employees” are all employees of the Company (A) who are designated to participant in this Plan by the Plan Administrator, (B) whose employment with the Company is either (i) involuntarily terminated by the Company for a reason other than Cause or (ii) resigned for Good Reason (collectively, a “Termination Event”), in either case during the Change in Control Period and in either case provided that such Termination Event constitutes a “separation from service” within the meaning of Section 409A of the Code, (C) who are not a party to an individual Key Employee Retention Agreement (“KERA”) as of the date of termination of employment or, if later, the effective date of the Change in Control, and (D) who otherwise meet all criteria for eligibility set forth herein.
(ii) In order to be eligible to receive benefits under the Plan, an Eligible Employee must (A) execute a general waiver and release of all employment-related claims against the Company substantially in the form attached to this Plan, and deliver such general waiver and release to the Company within thirty (30) days after the Termination Date and such release must become effective and (B) comply throughout the Change in Control Period and at all applicable times thereafter with the covenants set forth in Section 7 of this Plan.
(iii) Any Termination Event that triggers the payment of benefits under this Plan must occur during the term of this Plan as specified in Section 10(b); provided that in any event the Plan shall remain in effect after the expiration of its term with respect to those Eligible Employees who became entitled to receive benefits hereunder in order to ensure that such Eligible Employees receive all of the benefits to which they are entitled under this Plan.
(b) Ineligible Terminations. For avoidance of doubt, an employee will not receive benefits under the Plan in any of the following circumstances:
(i) The employee is involuntarily terminated for Cause.
(ii) The employee voluntarily terminates employment with the Company for a reason other than Good Reason or for no reason. Voluntary terminations include, but are not limited to, death, Disability, resignation, retirement, or failure to return from a leave of absence on the scheduled date.
3. Definitions.
Capitalized terms used in this Plan, unless defined elsewhere in this Plan, shall have the following meanings:
(a) “Beneficial Owner” or “Beneficially Owned” has the definition given in Rule 13d-3 promulgated under the Exchange Act.
(b) “Board” means the Board of Directors of ELX.
(c) “Cause” means (i) an Eligible Employee’s continued failure to substantially perform the material duties of his office (other than as a result of total or partial incapacity due to physical or mental illness), (ii) embezzlement or theft by an Eligible Employee of the Company’s property that is materially injurious to the financial condition of the Company, (iii) the commission of any act or acts on an Eligible Employee’s part resulting in the conviction of such Eligible Employee of a felony under the laws of the United States or any state, (iv) an Eligible Employee’s willful malfeasance or willful misconduct in connection with such Eligible Employee’s duties to Company or any other act or omission which is materially injurious to the financial condition or business reputation of the Company or any of its subsidiaries or affiliates, or (v) a material breach by an Eligible Employee of any of the material provisions of (A) this Plan, (B) any non-compete, non-solicitation or confidentiality provisions to which such Eligible Employee is subject or (C) any policy of the Company to which such Eligible Employee is subject, including policies regarding Proprietary Information. However, no termination shall be deemed for Cause under clause (i), (iv) or (v) unless the Eligible Employee is first given written notice by the Company of the specific acts or omissions which the Company deems constitute grounds for a termination for Cause, is provided with at least thirty (30) days after such notice to cure the specified deficiency and fails to substantially cure such deficiency within such time frame in the reasonable determination of the Plan Administrator.
(d) “Change in Control” means the occurrence of any of the following events:
(i) The sale, exchange, lease or other disposition of all or substantially all of the assets of the Company to a person or group of related persons, as such terms are defined or described in Sections 3(a)(9) and 13(d)(3) of the Exchange Act, that will continue the business of the Company in the future; or
(ii) A merger, consolidation or similar transaction involving the Company and at least one other entity in which the voting securities of the Company Beneficially Owned by the shareholders of the Company immediately prior to such merger, consolidation or similar transaction do not represent, after conversion if applicable, more than fifty percent (50%) of the total voting power of the surviving controlling entity outstanding immediately after such merger, consolidation or similar transaction; provided that any person who (A) was a Beneficial Owner of the voting securities of the Company immediately prior to such merger, consolidation or similar transaction, and (B) is a Beneficial Owner of more than 20% of the securities of the Company or the surviving controlling entity immediately after such merger, consolidation or similar transaction, shall be excluded from the list of “shareholders of the Company immediately prior to such merger, consolidation or similar transaction” for purposes of the preceding calculation; or
Change in Control Retention Plan

(iii) Any person or group is or becomes the Beneficial Owner, directly or indirectly, of more than fifty percent (50%) of the total voting power of the voting stock of the Company (including by way of merger, consolidation or otherwise); or
(iv) During any period of two (2) consecutive years, individuals who at the beginning of such period constituted the Board (together with any new directors whose election by such Board or whose nomination for election by the shareholders of ELX was approved by a vote of a majority of the directors of ELX then still in office, who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board then in office; or
(v) A dissolution or liquidation of the Company,
provided, as to each of events (i) to (v), and for avoidance of doubt, no Change in Control will be deemed to have occurred as a result of any transaction that takes place solely between or among ELX and its Affiliates, including, by way of example and without limitation, (a) a transfer of assets between or among ELX and its Affiliates or a transfer of assets between or among the Affiliates themselves, (b) a merger of ELX and any one or more Affiliates or a merger of one or more Affiliates with each other, (c) the dissolution or liquidation of one of the Affiliates of ELX without the dissolution or liquidation of all of the Affiliates of ELX, or (d) the transfer of ownership of one of the Affiliates of ELX to another Affiliate of ELX.
(e) “Change in Control Period” means the period commencing twelve (12) months prior to and ending twenty four (24) months following the effective date of a Change in Control.
(f) “Code” means the Internal Revenue Code of 1986, as amended.
(g) “Company” means Emulex Corporation (a Delaware corporation), its Affiliates, and any successor as provided in Section 10(c) hereof.
(h) “Disability” means the physical or mental incapacitation such that for a period of six (6) consecutive months or for an aggregate of nine (9) months in any twenty-four (24) month consecutive period, an Eligible Employee is unable to substantially perform his or her duties. Any question as to the existence of that Eligible Employee’s physical or mental incapacitation as to which the Eligible Employee or the Eligible Employee’s representative and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to the Eligible Employee and the Company. If the Eligible Employee and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing. The determination of a “Disability” made in writing to the Company and the Eligible Employee shall be final and conclusive for all purposes of the benefits under this Plan.
(i) “Emulex Option” means each option to purchase shares of the Company that is granted to the Eligible Employee prior to a Change in Control and each option to purchase shares of the stock of the Company’s successor (by purchase of assets, merger, consolidation, reorganization or otherwise) that is granted to the Eligible Employee by such successor in connection with or after a Change in Control, whether in exchange or substitution for an option granted to the Eligible Employee by the Company prior to the Change in Control or otherwise.
(j) “Exchange Act” means the Securities Exchange Act of 1934, as amended.
(k) “Good Reason” means an Eligible Employee’s resignation of his or her employment with the Company as a result of the occurrence of one or more of the actions listed below, which such action or actions remain uncured for at least thirty (30) days following written notice from such Eligible Employee to the Company describing the occurrence of such action or actions and asserting that such action or actions constitute grounds for a Good Reason resignation which notice must be provided by the Eligible Employee no later than ninety (90) days after the initial existence of such condition, provided that such resignation occurs no later than sixty (60) days after the expiration of the cure period. The listed actions are the following, if they occur without the Eligible Employee’s express written consent: (i) any material diminution in the level of such Eligible Employee’s authority, responsibilities or duties; (ii) a reduction of ten percent (10%) or more in the level of the base salary, target bonus, or employee benefits to be provided to such Eligible Employee; (iii) the relocation of such Eligible Employee to a principal place of employment that increases such Eligible Employee’s one-way commute by more than thirty-five (35) miles from such Eligible Employee’s current principal place of employment, without such Eligible Employee’s express written consent; or (iv) the failure of any successor to the business of the Company or to substantially all of the assets and/or business of the Company to assume the Company’s obligations under this Plan as required by Section 10(d).
(l) “IRS” means the Internal Revenue Service.
(m) “Pay” means the Eligible Employee’s monthly base pay at the rate in effect on the Termination Date (or if greater, the last regularly scheduled payroll period immediately preceding a Change in Control) and inclusive of the Eligible Employee’s target bonus level (expressed as a percentage of base pay) with respect to the fiscal year prior to the Termination Date. One-time bonuses paid by the Company that are not paid under a bonus plan adopted by the Company shall be excluded from Pay for purposes of this Plan. Examples of such one-time bonuses are sign-on bonuses or special recognition bonuses.
(n) “Severance Period” means twelve (12) months.
(o) “Stock Award” means shares of restricted stock, and restricted stock units, stock appreciation rights, and other equity-based awards which are awarded to the Eligible Employee prior to a Change in Control; and each share of restricted stock, each restricted stock unit, each stock appreciation right, and each other equity-based award of the Company’s successor (by purchase of assets, merger, consolidation, reorganization or otherwise) which is awarded to the Eligible Employee by such successor in connection with or after a Change in Control, whether in exchange or substitution for restricted stock, restricted stock units, stock appreciation rights, or other equity-based award granted to the Eligible Employee by the Company prior to the Change in Control or otherwise; which shares or units are subject to a substantial risk of forfeiture and restrictions on transferability during a specified vesting period.
(p) “Termination Date” means the last date on which the Eligible Employee is in active employment status with the Company.
4. Amount of Benefit. Severance benefits payable under the Plan are as follows:
(a) Eligible Employees will receive a cash severance payment equal to Pay multiplied by the Severance Period as well as the other severance benefits described in Section 8 of the Plan.
(b) Notwithstanding any other provision of the Plan to the contrary, any amount paid or benefit provided to an Eligible Employee under this Plan shall be in lieu of any severance payment or other benefits to which such individual otherwise would have been entitled under any other arrangement covering the individual, unless expressly otherwise agreed to by the Company in writing. In the event that the Eligible Employee is entitled to receive severance pay or severance benefits under any agreement or contract with the Company or any plan, policy, program or other arrangement adopted or established by the Company (“Other Benefits”), the severance payments and other severance benefits payable hereunder shall be reduced by the Other Benefits.
Change in Control Retention Plan

5. Emulex Options and Stock Awards.
(a) Vesting Acceleration. Upon a Termination Event during the Change in Control Period, the vesting of an Eligible Employee’s right to exercise each Emulex Option, and vest in the Stock Awards held by the Eligible Employee as of the Termination Date will be fully accelerated as of the Termination Date so that the Eligible Employee will have the right to exercise such Emulex Option in full at any time during its remaining term and all grants of Stock Awards received by the Eligible Employee shall thereafter be fully vested and non-forfeitable.
(b) Exercise Extension. In addition to the acceleration described above in Section 5(a), following a Termination Event during the Change in Control Period, Eligible Employees will be permitted to exercise any Emulex Option for a period of twelve (12) months following their Termination Date, provided that such Emulex Option has not by such time expired according to its terms.
6. Time of Payment and form of benefit, no mitigation.
(a) The cash severance payment under this Plan shall be paid in a lump sum within 15 days following the last day of any waiting period or revocation period as required by applicable law in order for the general waiver and release required by Section 2(a)(ii) of this Plan to be effective, and in no case later than March 15 of the year following the year in which the Eligible Employee’s employment was terminated. Notwithstanding the foregoing, “specified employees” shall be subject to the provisions of Section 15 of this Plan.
(b) No Eligible Employee will be obligated to seek employment or otherwise mitigate the severance payment or other benefits provided hereunder. Severance payments will not be reduced by other compensation earned by an Eligible Employee from another employer following termination.
7. Eligible Employee Covenants.
(a) Scope of Covenants. The cash severance payment, the option acceleration, and the other severance benefits provided for under the Plan are subject to the covenants made by each Eligible Employee (the “Covenants”) in the Employee Creation and Nondisclosure Agreement previously signed by the Eligible Employee.
(b) Compliance Determinations. It is expressly understood and agreed that although each Eligible Employee and the Company consider the restrictions contained in the Covenants to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in the Covenants is an unenforceable restriction against an Eligible Employee, for which injunctive relief is unavailable, the provisions of the Covenants shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Furthermore, such a determination shall not limit the Company’s ability to cease providing payments or benefits during the remainder of any Severance Period, if applicable, unless a court of competent jurisdiction has expressly declared that action to be unlawful. Alternatively, if any court of competent jurisdiction finds that any restriction contained in the Covenants is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained in the Covenants or other provisions of this Plan.
(c) No Right to Severance Payment; Benefit Termination. An Eligible Employee’s right to the cash severance payment, the option acceleration, and the other severance benefits under this Plan will terminate immediately if the Eligible Employee, at any time, violates any Covenants.
8. Continuation of Employment Benefits.
Following a Termination Event during the Change in Control Period, Eligible Employees shall receive the severance benefits described in this Section.
(a) Health Plan Benefits Continuation.
(i) Each Eligible Employee who is enrolled in a health, vision or dental plan sponsored by the Company may be eligible to continue coverage (the “Continued Coverage”) under such health, vision or dental plan (or to convert to an individual policy) under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) or, with respect to any Eligible Employee domiciled outside of the United States, such other comparable, applicable law, if any, in such jurisdiction at the time of the Eligible Employee’s termination of employment. The Company will notify the individual of any such right to continue health coverage at the time of termination. In the event that an Eligible Employee is not eligible to receive Continued Coverage through the Company (either because such Eligible Employee is not enrolled in any plan sponsored by the Company or because such Eligible Employee will be covered by a statutory scheme for continued health, vision or dental coverage that will not be an obligation of the Company), it is understood and agreed that Section 8(a) shall not be applicable to such Eligible Employee and he or she shall not be eligible to receive the Continued Coverage Premiums (as defined below).
(ii) In connection with the Continued Coverage, the Company will pay, on behalf of the Eligible Employee, the full amount of such Eligible Employee’s Continued Coverage premiums until the earlier of (A) the end of the Severance Period or (B) the date such Eligible Employee and his or her dependants become covered under a new employer’s health plan (the “Continued Coverage Premiums”). The Continued Coverage Premiums will cover an Eligible Employee’s dependents if, and only to the extent that, such dependents were enrolled in a health, vision or dental plan sponsored by the Company prior to the Eligible Employee’s Termination Date and such dependents’ premiums under such plans were paid by the Company prior to the Eligible Employee’s Termination Date. Notwithstanding the foregoing, no provision of this Plan will affect the continuation coverage rules under COBRA or any other applicable law. Therefore, the period during which an Eligible Employee must elect to continue the Company’s group medical, vision or dental coverage under COBRA or other applicable law, the length of time during which Continued Coverage will be made available to the Eligible Employee, and all other rights and obligations of the Eligible Employee under COBRA or any other applicable law (except the obligation to pay premiums that the Company pays during the Severance Period) will be applied in the same manner that such rules would apply in the absence of this Plan. It is expressly understood and agreed that the Eligible Employee will be solely responsible for payment of premiums for continuation coverage under COBRA or any applicable state continuation coverage law following the earlier to occur of subsections (A) and (B) above.
Change in Control Retention Plan

(b) Other Employee Benefits. All non-health benefits (such as life insurance and disability coverage) terminate as of the Eligible Employee’s Termination Date (except to the extent that any conversion privilege is available thereunder).
(c) Outplacement Services. A payment of up to USD $15,000 (payable in equivalent local currency with respect to Eligible Employees outside the United States) for reimbursement of the cost of outplacement services utilized by the Eligible Employee within twelve (12) months after his or her Termination Date or, such shorter period as the Company determines to be consistent with the requirements of Section 409A of the Code, and in any case, such reimbursement to be paid not later than the end of the calendar year following the year in which the expense is incurred.
9. Excise Taxes.
(a) After Tax Amount. In the event that any benefits payable to an Eligible Employee pursuant to this Plan (“Payments”) (i) constitute “parachute payments” within the meaning of Section 280G of the Code, and (ii) but for this Section 9 would be subject to the excise tax imposed by Section 4999 of the Code, or any comparable successor provisions (the “Excise Tax”), then the Eligible Employee’s payments hereunder shall be either (a) provided to the Eligible Employee in full, or (b) provided to the Eligible Employee as to such lesser extent which would result in no portion of such benefits being subject to the Excise Tax, whichever of the foregoing amounts, when taking into account applicable federal, state, local and foreign income and employment taxes, the Excise Tax, and any other applicable taxes, results in the receipt by the Eligible Employee, on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under the Excise Tax. In the case of a reduction in payments, the lump sum cash severance payment shall be reduced first. Unless the Company and the Eligible Employee otherwise agree in writing, any determination required under this Section 9 shall be made in writing in good faith by a recognized accounting firm selected by the Company (the “Accountants”). For purposes of making the calculations required by this Section 9, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of the Code and other applicable legal authority. The Company and the applicable Eligible Employee shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 9. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 9.
(b) IRS Determinations. If, notwithstanding any reduction described in Section 9(a), the IRS determines that an Eligible Employee is liable for the Excise Tax as a result of the receipt of any payments made pursuant to this Plan, then the Eligible Employee shall be obligated to pay back to the Company, within thirty (30) days after a final IRS determination or in the event that the Eligible Employee challenges the final IRS determination, a final judicial determination, a portion of the Payments equal to the “Repayment Amount.” The Repayment Amount shall be the smallest such amount, if any, as shall be required to be paid to the Company so that the Eligible Employee’s net after-tax proceeds with respect to the Payments (after taking into account the payment of the Excise Tax and all other applicable taxes imposed on such benefits) shall be maximized. The Repayment Amount shall be zero if a Repayment Amount of more than zero would not result in the Eligible Employee’s net after-tax proceeds with respect to the Payments being maximized. If the Excise Tax is not eliminated pursuant to this Section 9(b), the Eligible Employee shall pay the Excise Tax.
(c) Company Payment. Notwithstanding any other provision of this Section 9, if (i) there is a reduction in the payments to an Eligible Employee as described in this Section 9, (ii) the IRS later determines that the Eligible Employee is liable for the Excise Tax, the payment of which would result in the maximization of the Eligible Employee’s net after-tax proceeds (calculated as if the Eligible Employee’s benefits had not previously been reduced), and (iii) the Eligible Employee pays the Excise Tax, then the Company shall pay to the Eligible Employee those payments which were reduced pursuant to this Section 9 as soon as administratively possible after the Eligible Employee pays the Excise Tax so that the Eligible Employee’s net after-tax proceeds with respect to the Payments are maximized.
10. Right to Interpret Plan; amend and terminate; other arrangements; binding nature of Plan.
(a) Exclusive Discretion. The “Plan Administrator” shall be the Compensation Committee of the Board. The Plan Administrator shall have the exclusive discretion and authority to establish rules, forms, and procedures for the administration of the Plan, and to construe and interpret the Plan and to decide any and all questions of fact, interpretation, definition, computation or administration arising in connection with the operation of the Plan, including, but not limited to, eligibility to participate in the Plan, the amount of benefits paid under the Plan, the timing of payments under the Plan and the scope and applicability of the covenants contained in the Release and Covenant Documents. The rules, interpretations, computations and other actions of the Plan Administrator shall be binding and conclusive on all persons. The Plan Administrator’s decisions shall not be subject to review unless they are found to be unreasonable or not to have been made in good faith. The Plan Administrator may appoint one or more individuals and delegate such of its powers and duties as it deems desirable to any such individual(s), in which case every reference herein made to the Plan Administrator shall be deemed to mean or include the appointed individual(s) as to matters within their jurisdiction.
(b) Term Of Plan; Amendment Or Termination; Binding Nature Of Plan.
(i) This Plan shall be effective until December 31, 2010 and shall be extended thereafter for successive one-year periods unless the Company, by resolution of the Board, in its sole discretion elects not to renew the Plan at least twelve (12) months prior to the date that the Plan is then scheduled to expire.
(ii) The Company reserves the right to amend or terminate this Plan or the benefits provided hereunder (through action of the Plan Administrator) at any time; provided, however, that (A) no such amendment or termination shall affect the rights of an unpaid benefit owing to an Eligible Employee on account of a termination of employment that occurred before such amendment or termination, (B) no such amendment or termination is permitted after the occurrence of a Change in Control, and (C) the Plan Administrator cannot revoke a designation of eligibility from an Eligible Employee after the occurrence of a Change in Control, and, provided, further, that no adverse amendment or termination shall take effect for twelve months following the date of such action and no adverse amendment or termination may be made during the first three years of the Plan’s existence. Subject to the foregoing, this Plan establishes and vests in each Eligible Employee a contractual right to the benefits to which such Eligible Employee is entitled hereunder, enforceable by the Eligible Employee against the Company.
Change in Control Retention Plan

(iii) Any action amending or terminating the Plan shall be in writing and approved by the Plan Administrator of the Company, except to the extent that this Plan specifies that such action shall be taken by the Board.
(c) Binding Effect On Successor To Company. This Plan shall be binding upon any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of the Company, or upon any successor to the Company as the result of a Change in Control, and any such successor or assignee shall be required to perform the Company’s obligations under the Plan, in the same manner and to the same extent that the Company would be required to perform if no such succession or assignment or Change in Control had taken place. In such event, the term “Company,” as used in the Plan, shall mean the Company as hereinafter defined and any successor or assignee as described above which by reason hereof becomes bound by the terms and provisions of this Plan.
11. No Implied Employment Contract.
The Plan shall not be deemed (a) to give any employee or other person any right to be retained in the employ of the Company or (b) to interfere with the right of the Company to discharge any employee or other person at any time and for any reason, which right is hereby reserved.
12. Legal Construction. This Plan is intended to be governed by and shall be construed in accordance with the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and, to the extent not preempted by ERISA, the laws of the State of California with respect to those Eligible Employees domiciled in the United States and the laws of the applicable jurisdiction with respect to those Eligible Employees domiciled outside of the United States. For the avoidance of doubt, in the event that any applicable law provides for severance benefits in excess of, or in addition to, those severance benefits to be provided under this Plan, such applicable law shall supersede this Plan and the Eligible Employee shall receive such enhanced severance benefits and no severance benefits otherwise payable under this Plan shall be provided to such Eligible Employee. This Plan is intended to be (a) an employee welfare benefit plan as defined in Section 3(1) of ERISA and (b) a “top-hat” plan that is unfunded and is maintained for the benefit of a select group of management or highly compensated employees of the Company.
13. Claims, Inquiries, and Appeals.
(a) Applications For Benefits And Inquiries. Any application for benefits, inquiries about the Plan or inquiries about present or future rights under the Plan must be submitted to the Plan Administrator in writing. The Plan Administrator is:
The Compensation Committee of the Board of Directors of
Emulex Corporation
3333 Susan Street
Costa Mesa, California 92626
(b) Denial Of Claims. In the event that any application for benefits is denied in whole or in part, the Plan Administrator must notify the applicant, in writing, of the denial of the application, and of the applicant’s right to review the denial. The written notice of denial will be set forth in a manner designed to be understood by the employee, and will include specific reasons for the denial, specific references to the Plan provision upon which the denial is based, a description of any information or material that the Plan Administrator needs to complete the review and an explanation of the Plan’s review procedure. This written notice will be given to the employee within ninety (90) days after the Plan Administrator receives the application, unless special circumstances require an extension of time, in which case, the Plan Administrator has up to an additional ninety (90) days for processing the application. If an extension of time for processing is required, written notice of the extension will be furnished to the applicant before the end of the initial ninety (90)-day period. This notice of extension will describe the special circumstances necessitating the additional time and the date by which the Plan Administrator is to render its decision on the application. If written notice of denial of the application for benefits is not furnished within the specified time, the application shall be deemed to be denied. The applicant will then be permitted to appeal the denial in accordance with the Review Procedure described below.
(c) Request For A Review. Any person (or that person’s authorized representative) for whom an application for benefits is denied (or deemed denied), in whole or in part, may appeal the denial by submitting a request for a review to the Plan Administrator within sixty (60) days after the application is denied (or deemed denied). The Plan Administrator will give the applicant (or his or her representative) an opportunity to review pertinent documents in preparing a request for a review. A request for a review shall be in writing and shall be addressed to:
Plan Administrator for the Change in Control Retention Plan
Emulex Corporation
3333 Susan Street
Costa Mesa, California 92626
A request for review must set forth all of the grounds on which it is based, all facts in support of the request and any other matters that the applicant feels are pertinent. The Plan Administrator may require the applicant to submit additional facts, documents or other material as it may find necessary or appropriate in making its review.
(d) Decision On Review. The Plan Administrator will act on each request for review within sixty (60) days after receipt of the request, unless special circumstances require an extension of time (not to exceed an additional sixty (60) days), for processing the request for a review. If an extension for review is required, written notice of the extension will be furnished to the applicant within the initial sixty (60) day period. The Plan Administrator will give prompt, written notice of its decision to the applicant. In the event that the Plan Administrator confirms the denial of the application for benefits in whole or in part, the notice will outline, in a manner calculated to be understood by the applicant, the specific Plan provisions upon which the decision is based. If written notice of the Plan Administrator’s decision is not given to the applicant within the time prescribed in this Subsection (d), the application will be deemed denied on review.
(e) Rules And Procedures. The Plan Administrator will establish rules and procedures, consistent with the Plan and with ERISA, as necessary and appropriate in carrying out its responsibilities in reviewing benefit claims. The Plan Administrator may require an applicant who wishes to submit additional information in connection with an appeal from the denial (or deemed denial) of benefits to do so at the applicant’s own expense.
(f) Exhaustion Of Remedies. No legal action for benefits under the Plan may be brought until the claimant (i) has submitted a written application for benefits in accordance with the procedures described by Section 13(a) above, (ii) has been notified by the Plan Administrator that the application is denied (or the application is deemed denied due to the Plan Administrator’s failure to act on it within the established time period), (iii) has filed a written request for a review of the application in accordance with the appeal procedure described in Section 13(c) above, and (iv) has been notified in writing that the Plan Administrator has denied the appeal (or the appeal is deemed to be denied due to the Plan Administrator’s failure to take any action on the claim within the time prescribed by Section 13(d) above).
Change in Control Retention Plan

14. Effect of Section 409A of the Code. If an Eligible Employee is deemed on the Termination Date to be a “specified employee” (as such term is defined under Section 409A of the Code and the regulations and other Treasury Department guidance promulgated thereunder), then with regard to any payment or the provision of any benefit that is considered deferred compensation under Section 409A of the Code payable on account of a “separation from service,” to the extent required to avoid any taxes imposed under Section 409A(a)(1) of the Code, such payment or benefit shall be made or provided at the date which is no more than fifteen (15) days following the earlier of (i) the expiration of the six month period measured from the date of such “separation from service” of such Eligible Employee, and (ii) the date of such Eligible Employee’s death.
15. Execution.
To record the adoption of the Plan as set forth herein, effective as of November 20, 2008, the Company has caused its duly authorized officer to execute the same this 19th day of November, 2008, intending so to bind the Company.

EMULEX CORPORATION

By: Name:	James McCluney
Title:	President and Chief Executive Officer
Change in Control Retention Plan

GENERAL WAIVER AND RELEASE FORM
1. In return for payment of severance benefits pursuant to the Emulex Corporation Change in Control Retention Plan (the “Plan”), I hereby generally and completely release the Company (as defined in the Plan) and its directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, insurers, and assigns (collectively the “Released Parties”) from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to my signing this Release. This general release includes, but is not limited to: (1) all claims arising out of or in any way related to my employment with the Company or the termination of that employment; (2) all claims related to my compensation or benefits from the Company, including wages, salary, bonuses, commissions, vacation pay, expense reimbursements (to the extent permitted by applicable law), severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including without limitation claims for fraud, defamation, emotional distress, and discharge in violation of public policy; (5) all federal, state, and local statutory claims, including without limitation claims for discrimination, harassment, retaliation, attorneys’ fees and costs, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”), the Older Worker Benefit Protection Act (“OWBPA”), the federal Worker Adjustment and Retraining Notification Act (as amended) and similar laws in other jurisdictions, the Employee Retirement Income Security Act of 1974 (as amended), the Family and Medical Leave Act of 1993, and California Fair Employment and Housing Act (as amended), the California Family Rights Act (as amended), California Labor Code section 1400 et. seq. and any similar laws in other jurisdictions; and (6) any and all claims for violation of the federal, or any state, constitution; provided, however, that this Release does not waive, release or otherwise discharge any claim or cause of action arising after the date I sign this Agreement, nor does this Release extend to any obligation incurred under the Plan or any right to enforce my rights under the Plan.
2. This Agreement includes a release of claims of discrimination or retaliation on the basis of workers’ compensation status, but does not include workers’ compensation claims. Excluded from this Agreement are any claims which by law cannot be waived in a private agreement between employer and employee, including but not limited to claims under California Labor Code section 2802 and the right to file a charge with or participate in an investigation conducted by the Equal Employment Opportunity Commission (“EEOC”) or any state or local fair employment practices agency. I waive, however, any right to any monetary recovery or other relief should the EEOC or any other agency pursue a claim on my behalf.
3. I acknowledge and represent that I have not suffered any age or other discrimination, harassment, retaliation, or wrongful treatment by any of the Released Parties. I also acknowledge and represent that I have not been denied any rights including, but not limited to, rights to a leave or reinstatement from a leave under the Family and Medical Leave Act of 1993, the California Family Rights Act, the Uniformed Services Employment and Reemployment Rights Act of 1994, or any similar law of any jurisdiction.
4. I agree that I am voluntarily executing this Release. I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA and that the consideration given for this Release is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised by this writing, as required by the ADEA, that: (a) my waiver and release specified in this paragraph does not apply to any rights or claims that may arise after the date I sign this Release; (b) I have been advised to consult with an attorney prior to signing this Release; (c) I have at least twenty-one (21) days to consider this Release (although I may choose to sign it any time on or after my Termination Date); (d) I have seven (7) calendar days after I sign this Release to revoke it (“Revocation Period”); and (e) this Release will not be effective until I have signed it and returned it to the Company’s Human Resources Department and the Revocation Period has expired. I further acknowledge that, upon executing this Release, I have used all or as much of the twenty-one (21) day period as I deem necessary to fully consider this Release, and, if I have used less than the full twenty-one (21) day period, I waive the portion not used. In addition, if my termination of employment has occurred in connection with a layoff or exit incentive program, I acknowledge that (x) I have received a disclosure from the Company that includes a description of the class, unit or group of individuals covered by such layoff or exit incentive program, the eligibility factors for such program, and any time limits applicable to such program and a list of job titles and ages of all employees selected for this group termination and ages of those individuals in the same job classification or organizational unit who were not selected for termination (“Disclosures”); and (y) I have at least forty-five (45) days after I have received the Disclosures to consider this Release (although I may choose to sign it any time on or after my Termination Date) in lieu of the twenty-one (21) day period described above.
5. I UNDERSTAND THAT THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS. In giving this release, which includes claims which may be unknown to me at present, I acknowledge that I have read and understand Section 1542 of the California Civil Code, which states:
“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”
I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to my release of any unknown or unsuspected claims that I may have against the Company.

Employee Signature (to be signed only after a Termination Event):

Employee Name:

Date Signed:
Change in Control Retention Plan — Exhibit